Exhibit No. 10.4

ARMSTRONG WORLD INDUSTRIES, INC.

2011 LONG-TERM INCENTIVE PLAN

NONQUALIFIED STOCK OPTION GRANT

TERMS AND CONDITIONS

1. Grant.

(a) Subject to the terms set forth below, Armstrong World Industries, Inc. (the “Company”) has granted to the designated employee (the “Grantee”) a nonqualified stock option (the “Option”) to purchase shares of common stock of the Company (the “Company Stock”) as specified in the 2013 Long-Term Stock Option Grant letter to which these Grant Conditions relate (the “Grant Letter”) at the exercise price specified in the Grant Letter. The “Date of Grant” is February 20, 2013.

(b) These Terms and Conditions (the “Grant Conditions”) are part of the Grant Letter. This grant is made under the Armstrong World Industries, Inc. 2011 Long-Term Incentive Plan (the “Plan”). Any terms not defined herein shall have the meanings set forth in the Plan.

2. Exercisability of Option.

(a) The Option shall become exercisable on the following dates, if the Grantee continues to be employed by the Company or its subsidiaries or affiliates (collectively the “Employer”) on the applicable dates listed below (each individually, a “Vesting Date”):

Vesting Date	Shares for Which the Option is Exercisable
February 20, 2014	33.33%
February 20, 2015	33.33%
February 20, 2016	33.33%

(b) The exercisability of the Option is cumulative, but shall not exceed 100% of the shares subject to the Option. If the foregoing schedule would produce fractional shares, the number of shares for which the Option becomes exercisable shall be rounded to the nearest whole share.

3. Term of Option; Termination of Employment.

(a) Term. The Option shall have a term of ten years from the Date of Grant and shall terminate at the expiration of that period (5:00 p.m. EST on February 19, 2023) (the “Expiration Date”), unless it is terminated at an earlier date pursuant to the provisions of the Grant Letter, the Grant Conditions or the Plan.

(b) Termination of Employment. Except as described below, if the Grantee ceases to be employed by the Employer, the Option (including any vested and unvested portions) shall be forfeited as of the termination date and shall cease to be outstanding.

(c) Retirement. If, after December 13, 2013, the Grantee ceases to be employed by the Employer on account of Retirement (as defined below), the Option will thereafter become exercisable as if the Grantee had continued to be employed by the Employer after the date of such Retirement. The Option will terminate upon the earlier of the Expiration Date or the end of the five year period following the Grantee’s Retirement date. The provisions of this Section 3(c) shall apply only to the extent such provisions do not result in a violation of any age discrimination or other applicable law.

(d) Involuntary Termination. If the Grantee ceases to be employed by the Employer on account of an Involuntary Termination (as defined below), the Option shall be exercisable only with respect to that number of shares for which the Option is exercisable on the Grantee’s termination date. The exercisable portion of the Option shall terminate upon the earlier of the Expiration Date or the end of the three month period following the Grantee’s termination date. Any unexercisable portion of the Option will be forfeited as of the termination date.

(e) Voluntary Termination. If the Grantee ceases to be employed by the Employer on account of a voluntary termination other than for Cause, the Option shall be exercisable only with respect to that number of shares for which the Option is exercisable on the Grantee’s termination date. The exercisable portion of the Option shall terminate upon the earlier of the Expiration Date or the end of the one month period following the Grantee’s termination date. Any unexercisable portion of the Option will be forfeited as of the termination date.

(f) Death or Long-Term Disability. If, after December 31, 2013, the Grantee ceases to be employed by the Employer on account of death or the Grantee incurs a Long-Term Disability (as defined below), the Option shall become fully and immediately exercisable. The Option may be exercised at any time prior to the earlier of the Expiration Date or the end of the 12 month period following the date of the Grantee’s death or Long-Term Disability.

(g) Restricted Period. If, pursuant to the foregoing provisions, the vested Option would terminate (other than upon termination of employment for Cause) at a time when trading in Company Stock is prohibited by law or by the Company’s insider trading policy, the vested Option may be exercised until the earlier of the Expiration Date or the 30th day after expiration of such prohibition.

4. Change in Control Involuntary Termination. Subject to Section 14 of the Plan, and notwithstanding Section 3 above, if the Grantee has an Involuntary Termination upon or within two years after a Change in Control, the Option shall become fully and immediately exercisable. The Option may be exercised at any time prior to the earlier of the Expiration Date or the end of the three month period following the Grantee’s termination date.

5.	Definitions. For purposes of these Grant Conditions and the Grant Letter:

(a) “Cause” shall mean any of the following, as determined in the sole discretion of the Employer: (1) commission of a felony or a crime involving moral turpitude; (2) fraud, dishonesty, misrepresentation, theft or misappropriation of funds with respect to the Employer; (3) violation of the Employer’s Code of Conduct or employment policies, as in effect from time to time; (4) breach of any written noncompetition, confidentiality or nonsolicitation covenant of the Grantee with respect to the Employer; or (5) gross negligence or misconduct in the performance of the Grantee’s duties with the Employer.

(b) “Involuntary Termination” shall mean the Employer’s termination of the Grantee’s employment other than for Cause.

(c) “Long-Term Disability” shall mean the Grantee is receiving long-term disability benefits under the Employer’s long-term disability plan.

(d) “Retirement” shall mean the Grantee’s termination of employment other than for Cause after the Grantee has attained age 55 and has completed five years of service with the Employer.

6. Exercise Procedures. Subject to Sections 2, 3 and 4 above, the Grantee may exercise the portion of the Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company in the manner prescribed by the Management Development and Compensation Committee (the “Committee”). The Grantee shall pay the exercise price (i) in cash, (ii) if permitted by the Committee, by withholding shares of Company Stock subject to the exercisable Option, which have a Fair Market Value on the date of exercise equal to the exercise price, (iii) by delivering shares of Company Stock (or by attestation to ownership of shares), which shall be valued at their Fair Market Value on the date of delivery, and which shall have a Fair Market Value on the date of exercise equal to the exercise price, (iv) by payment through a broker in accordance with procedures acceptable to the Committee and permitted by Regulation T of the Federal Reserve Board, or (v) by such other method as the Committee may approve. The Committee may impose such limitation as it deems appropriate on the use of shares to exercise the Option.

7. Restrictions on Exercise. Except as the Committee may otherwise permit pursuant to the Plan, only the Grantee may exercise the Option during the Grantee’s lifetime and, after the Grantee’s death, the Option shall be exercisable as described in Section 14 below to the extent that the Option is exercisable pursuant to the Grant Letter and these Grant Conditions.

8. Delivery of Shares. The Company’s obligation to deliver shares upon exercise of the Option shall be subject to applicable laws, rules and regulations and also to such approvals by governmental agencies as may be deemed appropriate to comply with relevant securities laws and regulations.

9. No Shareholder Rights. Neither the Grantee, nor any person entitled to exercise the Grantee’s rights in the event of the Grantee’s death, shall have any of the rights and privileges of a shareholder with respect to the shares subject to the Option, until shares have been issued upon the exercise of the Option.

10. No Right to Continued Employment. The grant of the Option shall not confer upon the Grantee any right to continued employment with the Employer or interfere with the right of the Employer to terminate the Grantee’s employment at any time.

11. Incorporation of Plan by Reference. The Grant Letter and these Grant Conditions are made pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and shall in all respects be interpreted in accordance therewith. The decisions of the Committee shall be conclusive upon any question arising hereunder. The Grantee’s receipt of the Option constitutes the Grantee’s acknowledgment that all decisions and determinations of the Committee with respect to the Plan, the Grant Letter, these Grant Conditions, and the Option shall be final and binding on the Grantee and any other person claiming an interest in the Option.

12. Withholding Taxes.

(a) The Employer shall have the right, and the Grantee hereby authorizes the Employer, to deduct from all payments made hereunder and from other compensation an amount equal to the federal (including FICA), state, local and foreign taxes, social insurance, payroll tax, contributions, payment on account obligations or other amounts required by law to be collected, withheld or accounted for with respect to the Option (the “Taxes”). The Employer will withhold shares of Company Stock payable hereunder to satisfy the withholding obligation for Taxes on amounts payable in shares, unless the Grantee provides a payment to the Employer to cover such Taxes, in accordance with procedures established by the Committee. The share withholding amount shall not exceed the Grantee’s minimum applicable withholding amount for Taxes. Notwithstanding the foregoing, if the Grantee is resident in Canada, share withholding shall not be available and the Grantee must provide a payment to the Employer to cover Taxes in accordance with procedures established by the Committee.

(b) Regardless of any action the Employer takes with respect to any such Taxes, the Grantee acknowledges that the ultimate liability for all such Taxes legally due by the Grantee is and remains the Grantee’s responsibility and that the Employer (i) makes no representations or undertakings regarding the treatment of any Taxes in connection with any aspect of the Option, including the grant, vesting or exercise of the Option, and the subsequent sale of any shares of Company Stock acquired at exercise; and (ii) does not commit to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Grantee’s liability for Taxes. Further, if the Grantee has become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable event, the Grantee acknowledges that the Employer may be required to collect, withhold or account for Taxes in more than one jurisdiction.

13. Company Policies. All amounts payable under the Grant Letter and these Grant Conditions shall be subject to any applicable clawback or recoupment policies, share trading policies and other policies that may be implemented by the Company’s Board of Directors from time to time.

14. Assignment. The Grant Letter and these Grant Conditions shall bind and inure to the benefit of the successors and assignees of the Company. The Grantee may not sell, assign, transfer, pledge or otherwise dispose of the Option, except, in the event of the Grantee’s death, to the executor or administrator of the estate of the Grantee or the person or persons to whom the Grantee’s rights under the Option shall pass by will or the laws of descent and distribution.

15. Governing Law. The validity, construction, interpretation and effect of the Grant Letter and these Grant Conditions shall be governed by, and determined in accordance with, the applicable laws of the Commonwealth of Pennsylvania, excluding any conflicts or choice of law rule or principle.

16. No Entitlement or Claims for Compensation. In connection with the acceptance of the grant of the Option under the Grant Letter and these Grant Conditions, the Grantee acknowledges the following:

(a) the Plan is established voluntarily by the Company, the grant of the Option under the Plan is made at the discretion of the Committee and the Plan may be modified, amended, suspended or terminated by the Company at any time;

(b) the grant of the Option under the Plan is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of them, even if options have been granted repeatedly in the past;

(c) all decisions with respect to future grants of options, if any, will be at the sole discretion of the Committee;

(d) the Grantee is voluntarily participating in the Plan;

(e) the Option and any shares of Company Stock acquired under the Plan are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Employer (including, as applicable, the Grantee’s employer) and which are outside the scope of the Grantee’s employment contract, if any;

(f) the Option and any shares of Company Stock acquired under the Plan are not to be considered part of the Grantee’s normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, payment in lieu of notice, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(g) the Option and the shares of Company Stock subject to the Option are not intended to replace any pension rights or compensation;

(h) the grant of the Option and the Grantee’s participation in the Plan will not be interpreted to form an employment contract or relationship with the Employer;

(i) the future value of the underlying shares of Company Stock is unknown and cannot be predicted with certainty. If the Grantee exercises the Option and acquires shares of Company Stock, the value of the acquired shares may increase or decrease, including below the exercise price. The Grantee understands that the Company is not responsible for any foreign exchange fluctuation between the United States Dollar and the Grantee’s local currency that may affect the value of the Option or the shares of Company Stock; and

(j) the Grantee shall have no rights, claim or entitlement to compensation or damages as a result of the Grantee’s cessation of employment for any reason whatsoever, whether or not in breach of contract or local labor law, insofar as these rights, claim or entitlement arise or may arise from the Grantee’s ceasing to have rights under or be entitled to receive shares of Company Stock under or ceasing to have the opportunity to participate in the Plan as a result of such cessation or loss or diminution in value of the Option or any of the shares of Company Stock acquired thereunder as a result of such cessation, and the Grantee irrevocably releases the Employer from any such rights, entitlement or claim that may arise. If, notwithstanding the foregoing, any such right or claim is found by a court of competent jurisdiction to have arisen, then the Grantee shall be deemed to have irrevocably waived the Grantee’s entitlement to pursue such rights or claim.

17. Addendum. Notwithstanding any provisions in the Grant Conditions, the Option shall be subject to any special terms and conditions set forth in any Addendum to this Agreement for the Grantee’s country. Moreover, if the Grantee relocates to one of the countries included in the Addendum, the special terms and conditions for such country will apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary for legal or administrative reasons. The Addendum constitutes part of these Grant Conditions.

ADDENDUM

ARMSTRONG WORLD INDUSTRIES, INC.

NONQUALIFIED STOCK OPTION GRANT

Additional Terms and Conditions and Notifications

This Addendum includes special terms and conditions that govern the Option granted to the Grantee if the Grantee resides in the countries listed herein. These terms and conditions are in addition to the terms and conditions set forth in the Grant Conditions. This Addendum may also include information regarding certain other issues of which the Grantee should be aware with respect to the Grantee’s participation in the Plan. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Grant Conditions (of which this Addendum is a part) and the Plan.

Australia

Exercisability of Option

Notwithstanding Section 2, if any installment of the Option becomes exercisable when the Fair Market Value Per share of Company Stock is equal to or less than the per share exercise price of the Option, the Grantee shall not be permitted to exercise that installment. Such vested installment of the Option may be exercised only starting on the business day following the first day on which the Fair Market Value per share exceeds the per share exercise price of the Option.

Securities Law Disclosures

(a) The Grant Letter and Grant Conditions have been prepared for the purpose of providing general information, without taking account of the Grantee’s objectives, financial situation or needs. The Grantee should, before making any decisions, consider the appropriateness of the information in the Grant Letter and Grant Conditions, and seek professional advice, having regard to the Grantee’s objectives, financial situation and needs.

(b) The Company is not licensed to provide financial product advice in Australia in relation to the Option and recommends that the Grantee read the Plan, the Grant Letter and the Grant Conditions in full before making a decision to be granted the Option. There is no cooling-off regime in Australia that applies in respect of the grant of the Option.

(c) If the Grantee acquires shares of Company Stock under the Plan and offers such shares for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law. The Grantee should obtain legal advice on disclosure obligations prior to making any such offer.

Canada

Notwithstanding Section 6, the Grantee may not pay the exercise price by delivering shares of Company Stock (or by attestation to ownership of shares).

France

Language Consent. The parties acknowledge that it is their express wish that the agreements, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaries intentées, directement ou indirectement, relativement à ou suite à la présente convention.

Netherlands

The Grantee should be aware of the Dutch insider trading rules, which may impact the sale of shares of Company Stock acquired under the Option. In particular, the Grantee may be prohibited from effecting certain share transactions if the Grantee has insider information regarding the Company. Below is a discussion of the applicable restrictions. The Grantee is advised to read the discussion carefully to determine whether the insider rules apply to the Grantee. If it is uncertain whether the insider rules apply, the Company recommends that the Grantee consult with his or her personal legal advisor. Please note that the Company cannot be held liable if the Grantee violates the Dutch insider rules. The Grantee is responsible for ensuring compliance with these rules.

By entering into this Agreement and participating in the Plan, the Grantee acknowledges having read and understood the notification below and acknowledges that it is his or her own responsibility to comply with the Dutch insider trading rules, as discussed herein.

PROHIBITION AGAINST INSIDER TRADING.

Dutch securities laws prohibit insider trading. Under Article 5.56 of the Dutch Financial Supervision Act, anyone who has “inside information” related to the Company is prohibited from effectuating a transaction in securities in or from the Netherlands. “Inside information” is knowledge of specific information concerning the issuer to which the securities relate that is not public and which, if published, would reasonably be expected to affect the share price, regardless of the actual effect on the price. The insider could be any employee of the Company or an affiliate in the Netherlands who has inside information as described above.

Given the broad scope of the definition of inside information, certain employees of the Company working at its Dutch affiliate may have inside information and thus, would be prohibited from effectuating a transaction in securities in the Netherlands at a time when he or she had such inside information